UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 15, 2008
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     Based on the recommendations of the management of Sunrise Senior Living, Inc. (the “Company”), the Company’s Audit Committee determined on October 15, 2008 that the Company will restate its 2007 consolidated cash flow statement primarily to reflect proper classification of transactions with unconsolidated communities, assumption of debt related to sales transactions and the classification of gain resulting from sales transactions. The effect of the restatement on the 2007 statement of cash flows is to decrease net cash provided by operating activities from $235.0 million to $128.5 million, to increase net cash used in investing activities from $235.5 million to $248.5 million and to increase net cash provided by financing activities from $56.7 million to $176.3 million. In 2007, $119.1 million of debt was assumed by third parties as part of sales transactions. These corrected amounts are reflected in a restated 2007 consolidated cash flow statement included in Amendment No. 1 to the Company’s 2007 Form 10-K filed today with the SEC.
     As a result of the foregoing, the Company’s Audit Committee determined on October 15, 2008 that the Company’s previously issued audited consolidated financial statements for the year ended December 31, 2007, including the associated auditor’s report currently on file with the SEC in Sunrise’s 2007 Form 10-K, as filed on July 31, 2008, should no longer be relied upon.
     The Audit Committee has discussed the matters disclosed in this Item 4.02 with Ernst & Young LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: October 15, 2008	By:	/s/ Julie Pangelinan
Julie Pangelinan
Chief Accounting Officer

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